Exhibit 99.1

Royal Gold Reports Net Income of $0.23 per Share for

its First Quarter Fiscal 2014 and Concentrate Production

Commences at Mt. Milligan

DENVER, COLORADO. NOVEMBER 7, 2013: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX: RGL) (“Royal Gold” or the “Company”) generated net income attributable to Royal Gold stockholders of $15.2 million, or $0.23 per basic share, on revenue of $56.5 million for the first quarter of fiscal 2014. This compares to net income attributable to Royal Gold stockholders of $24.8 million, or $0.42 per basic share, on revenue of $77.9 million for the first quarter of fiscal 2013. The average gold price was $1,326 per ounce in the first quarter, down 20% from the prior year quarter.

Q1 Fiscal Year (“FY”) 2014 Highlights:

•	Adjusted EBITDA[1] of $0.77 per basic share or 88% of revenue;
•	Cash dividends of $13.0 million, representing a payout ratio of 37% of operating cash flow;
•	Completion of the previously announced acquisition of a royalty on the El Morro copper-gold project in Chile for $35 million; and
•	Final payment of $12.9 million made to Thompson Creek Metals Company (“Thompson Creek”) as part of the Mt. Milligan gold stream acquisition. Copper and gold concentrate production commenced at Mt. Milligan in September.

Tony Jensen, President and CEO, commented, “Our first quarter results met production expectations on a portfolio basis, with Andacollo reporting a particularly strong quarter. We are pleased with the plant commissioning process at Mt. Milligan to date and look forward to that contribution to our portfolio as concentrate sales commence in the near future. We expect Mt. Milligan’s production to build more significantly in the new calendar year.”

First quarter revenue was primarily impacted by lower average metal prices. First quarter production attributable to Royal Gold was higher at Andacollo, Canadian Malartic, Holt, Dolores and Wolverine than the prior year quarter, offset by lower production at Voisey’s Bay, Peñasquito, Las Cruces, Robinson (copper), Leeville and Cortez.

[1]	The Company defines Adjusted EBITDA, a non-GAAP financial measure, as net income plus depreciation, depletion and amortization, non-cash charges, income tax expense, interest and other expense, and any impairment of mining assets, less non-controlling interests in operating income of consolidated subsidiaries, interest and other income, and any royalty portfolio restructuring gains or losses (see Schedule A).

First quarter income tax expense decreased to $4.8 million, primarily due to expected contributions from Mt. Milligan production to our fiscal 2014 earnings, and the reduction of the accrual for uncertain tax positions during the first quarter. This decrease resulted in an effective tax rate of 24% for the quarter, compared with $16.5 million or 39% in the prior year period. The Company’s cash tax rate for the quarter was 31%. For the full fiscal year, based upon Royal Gold’s current forecasts, we expect our effective tax rate to be between 30% and 34%.

As of September 30, 2013, the Company had a working capital surplus of $687.4 million. Current assets were $715.4 million (including $637.9 million in cash and equivalents), compared to current liabilities of $28.0 million, resulting in a current ratio of approximately 26 to 1. In addition to available working capital, the Company had $350 million available under its revolving line of credit.

RECENT DEVELOPMENTS

Mt. Milligan Stream

On August 7, 2013, Thompson Creek announced that commissioning had begun at its new Mt. Milligan mine. They also reported that copper-gold concentrate production began in September, followed by initial concentrate movement on September 24 from the mine site to the Mackenzie load out facility. Thompson Creek expects to send the first ocean shipment to market in the fourth quarter.

Royal Gold’s final commitment payment of $12.9 million to Thompson Creek as part of the Mt. Milligan gold stream acquisition was made in September 2013.

El Morro Royalty Acquisition

In August 2013, Royal Gold, through its wholly owned Chilean subsidiary, acquired a 70% interest in a 2.0% NSR royalty on certain portions of the El Morro copper gold project in Chile (“El Morro”), from Xstrata Copper Chile S.A., for $35 million.  Goldcorp Inc. (“Goldcorp”) holds 70% ownership of the El Morro project and is the operator, with the remaining 30% held by New Gold Inc. (“New Gold”).  Goldcorp and New Gold reported that as of December 31, 2012, proven and probable reserves totaled 9.5 million ounces of gold and 7 billion pounds of copper for 100% of the property.  Our royalty encompasses some legacy BHP concessions that are currently estimated by Royal Gold to cover approximately one-third of the total reserve.

On October 22, 2013, Goldcorp reported that the Environmental Assessment Commission of Atacama analyzed a final report prepared by the Chilean environmental permitting authority (“SEA”) and unanimously decided on the reinstatement of the environmental permit for the El Morro project, which had been suspended since April 27, 2012. The permit was suspended pending the definition and implementation by the SEA of a community consultation process which corrects certain deficiencies in that process as specifically identified by the Antofagasta Court of Appeals. Goldcorp states that it is optimizing project economics, evaluating alternatives for long-term power supply, and continuing with community engagement to advance the project.

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Pascua-Lama Royalty

On October 31, 2013, Barrick Gold Corporation (“Barrick”) reported that it has decided to temporarily suspend construction activities at Pascua-Lama, except those required for environmental protection and regulatory compliance. Barrick said its decision to re-start will depend on improved project economics such as go-forward costs, the outlook for metal prices, and reduced uncertainty associated with legal and other regulatory requirements. Barrick also indicated that its decision will maintain the option value of this major world class resource and its potential to generate significant cash flows during its 25 year mine life and beyond.

Royal Gold holds a 0.78% to 5.23% sliding scale net smelter royalty on the Chilean side of the Pascua-Lama project and is not responsible for capital costs or other costs of the project. The Company does not expect Barrick’s decision will have any impact on the carrying value of its investment in the royalty at Pascua-Lama.

PROPERTY HIGHLIGHTS

Highlights at certain of the Company’s principal producing and development properties during the quarter ended September 30, 2013, as compared to the prior year quarter, are listed below:

Producing Properties

Andacollo – Gold production was 10% higher than the prior year period based on increased mill throughput as a result of blasting and process improvement initiatives. The mine has produced about 91% of its calendar year guidance to date. However, Teck indicates that it expects grade to decline over the coming quarters as the mine plan moves into Phase 3 of the pit.

Cortez – Production decreased as Barrick continued to prioritize open pit and underground production at Cortez Hills that is not subject to our royalty interest. Stockpiled roaster ore that is normally sent to Goldstrike for processing was also displaced by Cortez Hill ore during the quarter.

Holt – Production increased 32% over the prior year quarter, due to higher grade ore sources and correspondingly, improved mill recoveries.

Las Cruces – Production decreased 11% as First Quantum experienced lower sales volumes. First Quantum continues to test the plant with higher ore throughput rates and lower grades as it prepares to enter lower copper grade areas of the mine, which is expected in late calendar 2014.

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Mulatos – Production decreased 2% as increased crusher throughput and a higher recovery ratio nearly offset a reduction in grade of ore stacked on the heaps. Alamos expects to have sufficient Escondida high-grade zone reserves to continue processing until the first quarter of calendar 2014, at which point the Escondida Deep zone is expected to provide additional feed to continue mill production to the end of the second quarter of calendar 2014. The Mulatos royalty is capped at 2.0 million gold ounces of production. As of September 30, 2013, approximately 1.16 million cumulative ounces of gold have been produced.

Peñasquito – Gold and silver production was lower by 23% and 12% respectively, over the prior year quarter, while production of lead and zinc was also lower. Goldcorp reported that the sulphide plant achieved average throughput of approximately 110,000 tonnes per day during the quarter with water availability as expected. Goldcorp narrowed its full year guidance to 370-390,000 ounces of gold as they expect higher grade ore to be processed during the last quarter of the year. They also reported that progress on the Northern Well Field project continues on schedule, and they expect construction activities to commence in the fourth calendar quarter of 2013.

Robinson – Gold production was flat and copper production decreased as the planned mine sequence moved to the Liberty pit which has lower copper grades. The Robinson mine’s calendar year 2013 results remain on course to meet or exceed levels from calendar year 2012 as their year-to-date copper production is at 75% of calendar year 2012 and year-to-date gold production has already exceeded calendar 2012 levels.

Voisey’s Bay – Nickel and copper production decreased over the prior year quarter as the mine completed the planned extraction of higher grade ore in calendar 2012 versus ore encountered in calendar 2013. Additionally, copper shipments completed during the June quarter were ahead of Voisey’s typical copper shipment schedule causing a reduction in the September 2013 quarterly shipments.

Wolverine – Silver production increased 9%, driven primarily by an increase in the mine’s targeted production. Last month, Yukon Zinc announced an increase in their production target, from 60% to 75% of design output, effective October 10, 2013. As a result, they planned to commence a three-week operating period for the mill, followed by a one week shut down for maintenance. Yukon Zinc estimates they will average 1,200 tonnes per day over the four-week period.

First quarter 2014 production and revenue for the Company’s principal royalty interests are shown in Table 1 and historical production data is shown in Table 2. For more detailed information about each of our principal royalty properties, please refer to the Company’s most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC and available on the SEC’s website located at www.sec.gov, or our website located at www.royalgold.com.

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CORPORATE PROFILE

Royal Gold is a precious metals royalty and stream company engaged in the acquisition and management of precious metal royalties, streams, and similar production based interests. The Company owns interests on 204 properties on six continents, including interests on 36 producing mines and 21 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karli Anderson

Vice President Investor Relations

(303) 575-6517

Note: Management’s conference call reviewing the first quarter will be held today at 10:00 a.m. Mountain Time (noon Eastern Time) and will be available by calling (800) 603-2779 (North America) or (973) 200-3960 (international), passcode: Royal Gold. The call will be simultaneously broadcast on the Company’s website at www.royalgold.com under the “Presentations” section. A replay of this webcast will be available on the Company’s website approximately two hours after the call ends.

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements about the Company’s effective tax rate estimates; the contribution of Mt. Milligan to the Company’s revenue; the operators’ expectations regarding shipments from Mt. Milligan; indefinite suspension of construction at Pascua-Lama; completion of water management systems and the receipt of regulatory and legal approvals at Pascua-Lama; changes in grade and mill throughput at Andacollo; construction activities at Peñasquito; timing of shipping schedules at Voisey’s Bay; as well as other anticipated developments at various mines. Factors that could cause actual results to differ materially from the projections include, among others, precious metals, copper and nickel prices; actual tax rates; performance of and production at the Company's royalty properties; decisions and activities of the operators of the Company’s royalty properties; delays in the operators’ securing or their inability to secure necessary governmental permits; changes in operators’ project parameters and timelines as plans continue to be refined; economic and market conditions; unanticipated grade, geological, metallurgical, processing, regulatory and legal or other problems the operators of the mining properties may encounter; completion of feasibility studies; the ability of the various operators to bring projects into production as expected; and other subsequent events, as well as other factors described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

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TABLE 1

First Quarter Fiscal 2014

Royalty Production and Revenue for Principal Royalty Interests

				Three Months Ended			Three Months Ended
				September 30, 2013			September 30, 2012
					Reported			Reported
Property	Royalty	Operator	Metal(s)	Revenue	Production [1]		Revenue	Production [1]
Andacollo [2,3]	75%	Tech	Gold	$17,156	17,500	oz.	$19,702	15,900	oz.
Voisey's Bay [3]	2.7% NSR	Vale		$7,034			$9,195
			Nickel		28.4	Mlbs.		33.9	Mlbs.
			Copper		34.7	Mlbs.		43.6	Mlbs.
Peñasquito [3]	2.0% NSR	Goldcorp		$6,558			$11,150
			Gold		101,500	oz.		131,200	oz.
			Silver		6.5	Moz.		7.4	Moz.
			Lead		39.8	Mlbs.		41.7	Mlbs.
			Zinc		73.5	Mlbs.		96.6	Mlbs.
Holt	0.00013 x quarterly average gold price	St Andrew Goldfields	Gold	$3,887	17,000	oz.	$4,561	12,900	oz.
Mulatos [4]	1.0% - 5.0% NSR	Alamos	Gold	$2,701	41,600	oz.	$3,496	42,300	oz.
Las Cruces	1.5% NSR	First Quantum	Copper	$2,015	41.2	Mlbs.	$2,462	46.2	Mlbs.
Canadian Malartic [5]	1.0% - 5.0% NSR	Osisko	Gold	$1,714	97,600	oz.	$2,141	91,700	oz.
Robinson [3]	3.0% NSR	KGHM		$1,599			$3,754
			Gold		9,200	oz.		9,100	oz.
			Copper		17.8	Mlbs.		36.9	Mlbs.
Wolverine [6]	0.0% - 9.445% NSR	Yukon Zinc		$1,264			$1,286
			Gold		2,000	oz.		1,200	oz.
			Silver		540,700	oz.		494,500	oz.
Dolores		Pan American Silver		$1,135			$1,141
	3.25% NSR		Gold		17,300	oz.		13,200	oz.
	2.0% NSR		Silver		915,700	oz.		773,400	oz.
Leeville	1.8% NSR	Newmont	Gold	$1,019	43,900	oz.	$2,067	68,000	oz.
Cortez [7]	GSR1 and GSR2, GSR3, NVR1	Barrick	Gold	$441	5,700	oz.	$2,782	25,800	oz.
Other [8]			Various	$9,964	N/A		$14,125	N/A
Total Revenue				$56,487			$77,862

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FOOTNOTES

[1]	Reported production relates to the amount of metal sales that are subject to our royalty interests for the periods ended September 30, 2013 and September 30, 2012, as reported to us by the operators of the mines.
[2]	The royalty rate is 75% until 910,000 payable ounces of gold have been produced – 50% thereafter. There have been approximately 184,000 cumulative payable ounces produced as of September 30, 2013. Gold is produced as a by-product of copper.
[3]	Revenues consist of provisional payments for concentrates produced during the current period and final settlements for prior production periods.
[4]	The Company’s royalty is subject to a 2.0 million ounce cap on gold production. There have been approximately 1.16 million ounces of cumulative production, as of September 30, 2013. NSR sliding-scale schedule (price of gold per ounce – royalty rate): $0.00 to $299.99 – 1.0%; $300 to $324.99 – 1.50%; $325 to $349.99 – 2.0%; $350 to $374.99 – 3.0%; $375 to $399.99 – 4.0%; $400 or higher – 5.0%.
[5]	NSR sliding-scale schedule (price of gold per ounce – royalty rate): $0.00 to $350 – 1.0%; above $350 – 1.5%.
[6]	Gold royalty rate is based on the price of silver per ounce. NSR sliding-scale schedule (price of silver per ounce – royalty rate): Below $5.00 – 0.0%; $5.00 to $7.50 – 3.778%; >$7.50 – 9.445%.
[7]	Royalty percentages: GSR1 and GSR2 – 0.40 to 5.0% (sliding-scale); GSR3 – 0.71%; NVR1 – 0.39%.
[8]	“Other” includes all of the Company’s non-principal producing royalties for the periods ended September 30, 2013 and 2012. Individually, no royalty included within “Other” contributed greater than 5% of our total revenue for any of the periods.

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TABLE 2

Historical Production

REPORTED PRODUCTION [1] FOR THE QUARTER ENDED
PROPERTY [2]	ROYALTY	OPERATOR	METAL(S)	Sept. 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	Sept. 30, 2012
Andacollo	75% NSR	Teck	Gold	17,500 oz.	15,700 oz.	19,000 oz.	18,000 oz.	16,000 oz.
Canadian Malartic	1.0% to 1.5% NSR	Osisko	Gold	97,600 oz.	70,900 oz.	88,100 oz.	96,300 oz.	91,700 oz.
Cortez	GSR1 and GSR2 GSR3 NVR1	Barrick	Gold	5,700 oz.	22,100 oz.	16,000 oz.	18,200 oz.	25,800 oz.
Dolores	3.25% NSR 2.0% NSR	Pan American Silver	Gold Silver	17,300 oz. 915,700 oz.	16,200 oz. 932,000 oz.	12,300 oz. 671,000 oz.	15,000 oz. 854,700 oz.	13,200 oz. 773,400 oz.
Holt	0.00013 x quarterly average gold price	St Andrew Goldfields	Gold	17,000 oz.	13,500 oz.	15,000 oz.	15,100 oz.	12,900 oz.
Las Cruces	1.5% NSR	First Quantum	Copper	41.2M lbs.	30.6M lbs.	38.0M lbs.	38.0M lbs.	46.0M lbs.
Leeville	1.8% NSR	Newmont	Gold	43,900 oz.	37,500 oz.	56,700 oz.	69,800 oz.	68,000 oz.
Mulatos	1.0% to 5.0% NSR	Alamos	Gold	41,600 oz.	54,900 oz.	59,500 oz.	61,300 oz.	42,300 oz.
Peñasquito	2.0% NSR	Goldcorp	Gold Silver Lead Zinc	101,500 oz. 6.5M oz. 39.8M lbs. 73.5 M lbs.	80,700 oz. 5.2M oz. 36.8M lbs. 61.8M lbs.	68,200 oz. 4.0M oz. 24.0M lbs. 50.0M lbs.	91,000 oz. 5.0M oz. 24.0M lbs. 74.0M lbs.	131,200 oz. 7.0M oz. 42.0M lbs. 97.0M lbs.
Robinson	3.0% NSR	KGHM	Gold Copper	9,200 oz. 17.8M lbs.	18,400 oz. 43.4M lbs.	10,000 oz. 25.0M lbs.	11,600 oz. 41.0M lbs.	9,100 oz. 37.0M lbs.
Voisey's Bay	2.7% NSR	Vale	Nickel Copper	28.4M lbs. 34.7M lbs.	36.5M lbs. 11.4M lbs.	45.0M lbs. 16.0M lbs.	29.0M lbs. 31.0 M lbs.	34.0M lbs. 44.0 M lbs.
Wolverine	0.0% to 9.445% NSR	Yukon Zinc	Gold Silver	2,000 oz. 540,700 oz.	2,800 oz. 700,000 oz.	4,100 oz. 903,500 oz.	3,200 oz. 742,900 oz.	1,200 oz. 494,500 oz.

[1]	Reported production relates to the amount of metal sales that are subject to our royalty interests for the stated period, as reported to us by the operators of the mines.

[2]	See individual property footnotes on page 7.

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ROYAL GOLD, INC.

Consolidated Balance Sheets

(Unaudited, in thousands except share data)

	September 30,	June 30,
	2013	2013
ASSETS
Cash and equivalents	$637,899	$664,035
Royalty receivables	48,191	50,385
Income tax receivable	24,137	15,158
Prepaid expenses and other current assets	5,173	14,919
Total current assets	715,400	744,497

Royalty and stream interests, net	2,145,929	2,120,268
Available-for-sale securities	10,826	9,695
Other assets	30,338	30,881
Total assets	$2,902,493	$2,905,341

LIABILITIES
Accounts payable	2,254	2,838
Dividends payable	13,022	13,009
Foreign withholding taxes payable	7,262	15,518
Other current liabilities	5,509	3,720
Total current liabilities	28,047	35,085

Debt	304,604	302,263
Deferred tax liabilities	171,422	174,267
Uncertain tax positions	21,906	21,166
Other long-term liabilities	1,578	1,924
Total liabilities	527,557	534,705

Commitments and contingencies

EQUITY
Preferred stock, $.01 par value, authorized 10,000,000 shares authorized; and 0 shares issued	-	-
Common stock, $.01 par value, 100,000,000 shares authorized; and 64,200,607 and 64,184,036 shares outstanding, respectively	642	642
Exchangeable shares, no par value, 1,806,649 shares issued, less 1,139,494 and 1,139,420 redeemed shares, respectively	29,361	29,365
Additional paid-in capital	2,143,761	2,142,173
Accumulated other comprehensive loss	(3,441)	(4,572)
Accumulated earnings	183,453	181,279
Total Royal Gold stockholders’ equity	2,353,776	2,348,887
Non-controlling interests	21,160	21,749
Total equity	2,374,936	2,370,636
Total liabilities and equity	$2,902,493	$2,905,341

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ROYAL GOLD, INC.

Consolidated Statements of Operations and Comprehensive Income

(Unaudited, in thousands)

	For The Three Months Ended
	September 30,	September 30,
	2013	2012
Revenue	$56,487	$77,862

Costs and expenses
General and administrative	6,566	6,238
Production taxes	1,783	2,478
Depreciation, depletion and amortization	22,400	21,500
Total costs and expenses	30,749	30,216

Operating income	25,738	47,646

Interest and other income	152	110
Interest and other expense	(5,767)	(6,001)
Income before income taxes	20,123	41,755

Income tax expense	(4,842)	(16,461)
Net income	15,281	25,294
Net income attributable to non-controlling interests	(86)	(523)
Net income attributable to Royal Gold common stockholders	$15,195	$24,771

Net income	$15,281	$25,294
Adjustments to comprehensive income, net of tax
Unrealized change in market value of available-for-sale securities	1,131	5,046
Comprehensive income	16,412	30,340
Comprehensive income attributable to non-controlling interests	(86)	(523)
Comprehensive income attributable to Royal Gold stockholders	$16,326	$29,817

Net income per share available to Royal Gold common stockholders:
Basic earnings per share	$0.23	$0.42
Basic weighted average shares outstanding	64,858,354	59,435,867
Diluted earnings per share	$0.23	$0.41
Diluted weighted average shares outstanding	64,980,599	59,679,807
Cash dividends declared per common share	$0.20	$0.15

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ROYAL GOLD, INC.

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	For The Three Months Ended
	September 30,	September 30,
	2013	2012
Cash flows from operating activities:
Net income	$15,281	$25,294
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	22,400	21,500
Non-cash employee stock compensation expense	1,613	2,095
Gain on distribution to non-controlling interest	-	(88)
Amortization of debt discount	2,340	2,192
Tax expense (benefit) of stock-based compensation exercises	28	(773)
Deferred tax (benefit) expense	(2,857)	1,746
Changes in assets and liabilities:
Royalty receivables	2,193	(10,789)
Prepaid expenses and other assets	10,297	(249)
Accounts payable	(725)	53
Foreign withholding taxes payable	(8,256)	2
Income taxes (receivable) payable	(9,010)	10,309
Other liabilities	2,183	2,250
Net cash provided by operating activities	$35,487	$53,542

Cash flows from investing activities:
Acquisition of royalty and stream interests	(48,028)	(120,035)
Proceeds on sale of inventory - restricted	-	118
Other	(24)	(17)
Net cash used in investing activities	$(48,052)	$(119,934)

Cash flows from financing activities:
Net proceeds from issuance of common stock	-	1,711
Common stock dividends	(13,010)	(8,949)
Distribution to non-controlling interests	(533)	(562)
Tax expense (benefit) of stock-based compensation exercises	(28)	773
Net cash used in financing activities	$(13,571)	$(7,027)
Net decrease in cash and equivalents	(26,136)	(73,419)
Cash and equivalents at beginning of period	664,035	375,456
Cash and equivalents at end of period	$637,899	$302,037

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SCHEDULE A

Non-GAAP Financial Measures

The Company computes and discloses Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is defined by the Company as net income plus depreciation, depletion and amortization, non-cash charges, income tax expense, interest and other expense, and any impairment of mining assets, less non-controlling interests in operating income of consolidated subsidiaries, interest and other income, and any royalty portfolio restructuring gains or losses. Other companies may define and calculate this measure differently. Management believes that Adjusted EBITDA is a useful measure of the performance of our royalty portfolio. Adjusted EBITDA identifies the cash generated in a given period that will be available to fund the Company's future operations, growth opportunities, shareholder dividends and to service the Company's debt obligations. This information differs from measures of performance determined in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. Below is a reconciliation of net income to Adjusted EBITDA.

Royal Gold, Inc.

Adjusted EBITDA Reconciliation

	For The Three Months Ended
	September 30,
	(Unaudited, in thousands)

	2013	2012

Net income	$15,281	$25,294
Depreciation, depletion and amortization	22,400	21,500
Non-cash employee stock compensation	1,613	2,095
Interest and other income	(152)	(110)
Interest and other expense	5,767	6,001
Income tax expense	4,842	16,461
Non-controlling interests in operating income of consolidated subsidiaries	(86)	(435)
Adjusted EBITDA	$49,665	$70,806

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